                                                                   EXHIBIT 12.1


                            MRV COMMUNICATIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (All amounts in thousands)

                                                                                                  SIX MONTHS ENDED
                                                                                        PRO            JUNE 30
                                                                                       FORMA      -----------------
                                   1993     1994      1995        1996       1997       1997       1997       1998
                                  ------    -----    ------     -------     ------    -------     ------    -------
Pre-tax earnings (loss):         $ 1,326   $2,601   $(1,271)   $(14,058)   $32,059   $(25,631)   $13,857   $(30,923)

Fixed charges:
  interest expense                    --       --       102         743        118        123         84         32
  interest related to debentures      --       --        --       4,387        843        843        427         --
                                   -----    -----    ------     -------     ------    -------     ------    -------

Total fixed charges                   --       --       102       5,100        961        966        511         32

Earnings before fixed charges      1,326    2,601    (1,169)     (8,958)    33,020    (24,665)    14,368    (30,891)

Ratio of earnings to fixed charges    --(1)    --(1)     --(2)       --(2)    34.4X        --(2)    28.1X        --(2)

(1)  There were no fixed charges in 1993 and 1994.

(2) Earnings were insufficient to cover fixed charges in 1995, 1996, Pro-forma 1997 and for the six months ended June 30, 1998 by $1,271, $14,058, $23,699 and $30,923, respectively.